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                                  EXHIBIT 5






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                       [Tenzer Greenblatt LLP letterhead]


                               September 22, 1999


Brightpoint, Inc.
6402 Corporate Drive
Indianapolis, Indiana 46278

Gentlemen:

         You have requested our opinion with respect to the offer and sale by you, Brightpoint, Inc., a Delaware corporation (the "Company"), pursuant to a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), of (i) up to 2,300,000 shares (the "New 1994 Option Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company, issuable upon exercise of stock options eligible for future grant pursuant to an amendment to the Company's 1994 Stock Option Plan (the "1994 Plan") which was approved by the Company's stockholders on May 18, 1999; (ii) up to 2,000,000 shares of Common Stock (the "ESPP Shares") issuable under the Company's 1999 Employee Stock Purchase Plan ("1999 Plan");
(iii) up to 4,595,346 shares of Common Stock (the "Old 1994 Option Shares") of which (a) 9,170 shares are issuable upon exercise of options eligible for grant under the 1994 Plan and (b) 4,586,176 shares are issuable upon exercise of options granted under the 1994 Plan; (iv) up to 2,357,336 shares of Common Stock (the "1996 Option Shares") of which (a) 210,501 shares are issuable upon exercise of options eligible for future grant under the Company's 1996 Stock Option Plan (the "1996 Plan") and (b) 2,146,835 shares are issuable upon exercise of options granted under the 1996 Plan; and (v) up to 613,125 shares of Common Stock (the "BOD Shares") of which (a) 416,375 shares are issuable upon exercise of options eligible for future grant under the Company's Non-Employee Director Stock Option Plan (the "BOD Plan"), and (b) 196,750 are issuable upon exercise of options granted under the BOD Plan.

         We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.



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         Based upon the foregoing, it is our opinion that the New 1994 Option
Shares, ESPP Shares, Old 1994 Option Shares, 1996 Option Shares and BOD Shares have been duly and validly authorized and when sold, paid for and issued as contemplated by the 1994 Plan, the 1999 Plan, the 1996 Plan and the BOD Plan, as the case may be, will be duly and validly issued and fully paid and nonassessable.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


                                                Very truly yours,


                                                /s/TENZER GREENBLATT LLP
                                                --------------------------------

                                                TENZER GREENBLATT LLP



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